Exhibit 10.19

REFORMATION INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Adopted on July 10, 2026; effective upon the effectiveness of the registration statement relating to Reformation Inc.’s initial public offering)

Reformation Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2026 Omnibus Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

Subject to Section 8 of this Policy, this Policy was effective as of the Effective Date.

1.             Cash Compensation.

(a)            Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $60,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid annually on, or as soon as practicable, following the first trading day after the date of the annual meeting of the Company’s stockholders following the Effective Date (“Annual Meeting”), in advance. If an Outside Director’s initial start date (the “Start Date”) occurs between Annual Meetings, they will instead automatically be granted a pro-rated cash retainer based on their Start Date. The value of any pro-rated cash retainer, if applicable, will be calculated by multiplying $60,000 by a fraction: (x) the numerator is the number of full months from the Start Date until the one-year anniversary of the most recent Annual Meeting and (y) the denominator is 12.

(b)            Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, the lead Outside Director, or the chair or a member of a committee of the Board, as applicable, listed below will be eligible to earn additional annual cash fees to be paid annually on, or as soon as practicable, following the first trading day after the Annual Meeting as follows (the “Committee Retainer”):

Chair of the Board	$50,000

Chair of Audit Committee:	$20,000

Member of Audit Committee:	$10,000

Chair of Compensation Committee:	$10,000

Member of Compensation Committee:	$5,000

Chair of Nominating Committee:	$10,000

Member of Nominating Committee:	$5,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual Committee Retainer as the chair of the committee, and not the applicable Committee Retainer as a member of the committee. If an Outside Director’s Start Date occurs between Annual Meetings, they will instead automatically be granted a pro-rated Committee Retainer based on their Start Date. The value of any pro-rated Committee Retainer, if applicable, will be calculated by multiplying the applicable Committee Retainer amount by a fraction: (x) the numerator is the number of full months from the Start Date until the one-year anniversary of the most recent Annual Meeting and (y) the denominator is 12.

(c)            Election to receive cash retainers in RSUs

Each Outside Director may, subject to the Company’s approval, elect to receive his or her cash retainers in the form of fully vested restricted stock units.  Such electing Outside Director will be granted a fully-vested restricted stock unit award (the “Annual Retainer Award”) having a Value (as defined below) equal to the portion of the annual cash retainer and/or any committee annual cash retainer that the Outside Director would have received absent an election, rounded down to the nearest whole share.  For each electing Outside Director, the Annual Retainer Award will automatically be granted on or as soon as practicable (x) following the first trading day after the Annual Meeting date or (y) if such Director’s Start Date occurs between Annual Meetings, on or as soon as practicable following their Start Date. The Company will solicit elections in an open window for insider trading purposes.  An election shall auto-renew unless the Outside Director revokes the election.  Each election must remain in place for a minimum of a full fiscal year.

2.             Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except ISOs) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)            No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)            Initial Annual Award. Each Outside Director who is a member of the Board on the Effective Date will be granted the Initial Annual Award of restricted stock units (the “Initial Award”) covering a number of Shares having a Value of $140,000 upon the Effective Date. Subject to Section 3 of this Policy, each Initial Award will vest on the one-year anniversary of the Effective Date.

(c)            (i)    Annual Awards. On the date of each Annual Meeting, each Outside Director will be automatically granted an Award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value of $140,000, rounded down to the nearest whole Share.

(ii)    Pro-Rated Annual Awards. If an Outside Director’s initial start date (the “Start Date”) occurs between Annual Meetings, they will instead automatically be granted a pro-rated award on their Start Date (a “Pro Rated Award”). The value of the Pro-Rated Award will be calculated by multiplying $140,000 by a fraction: (x) the numerator is the number of full months from the Start Date until the one-year anniversary of the most recent Annual Meeting and (y) the denominator is 12.

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(iii)   Vesting. Subject to Section 3 of this Policy and the Outside Director’s continued service through the applicable vesting date, each (A) Annual Award will vest on the earlier of (x) the one-year anniversary of the date the Annual Award is granted and (y) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted and (B) Pro-Rated Award will vest in full at the next Annual Meeting following the Start Date.

(d)            Value. For purposes of this Policy, “Value” means the average of the closing trading price of the Company’s common stock for the 30 calendar days ending the day prior to the date of grant.

(e)            Deferral. Outside Directors will be permitted to defer the settlement of Awards granted under this Section 2 in accordance with a deferral election made in accordance with Section 409A.

3.             Change in Control. In the event of a Change in Control, each Outside Director’s Awards accelerate.

4.             Travel Expenses. Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

5.             Additional Provisions. All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

6.             Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd calendar month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd calendar month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

7.             Revisions. The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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